Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 3, 2015	For more information contact: Andy Cebulla Director of Investor Relations and Treasurer (952) 937-4000

MTS REPORTS FISCAL 2015 THIRD QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN., August 3, 2015 – MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported fiscal 2015 third quarter financial results.

➢	Strong orders of $154 million, up 3 percent, and up 10 percent on a constant currency basis; record backlog of $343 million
➢	Operating cash flow strong at $36 million
➢	Revenue of $134 million and EPS of $0.72
➢	Company reaffirms fiscal 2015 annual guidance for revenue of $565 million to $580 million and earnings per share of $3.00 to $3.20, but expects to be at the low end of these ranges driven by continuing high custom project mix in Test business unit

“The third quarter produced mixed results as we posted strong order growth and excellent cash flow, yet we continued to face a high percentage of slower turning customized work flow in our Test business which muted our revenue growth in the quarter,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “The strong order performance reflected continued demand for MTS technology world-wide, and included two large ground vehicle Test orders in Asia, which will be used to develop advanced chassis systems for safety, comfort and handling in new automobiles. Service orders in our Test business also showed good growth in the quarter, up 11 percent on a constant currency basis, as we are beginning to see the benefit from higher Service staffing levels earlier this year.

“Revenue was down compared to the same quarter last year and lower than we expected. Test revenue continued to be impacted by a high level of slower turning custom projects in our backlog. This put a strain on available engineering resources, in spite of accelerated hiring, which resulted in delays in revenue realization in our Test business. With continued high order activity, our primary focus in the Test business is to drive efficiency improvements to convert our strong backlog and orders outlook,” Dr. Graves said.

“Our Sensors business was negatively impacted by currency, with orders being down 1 percent but up 13 percent on a constant currency basis. Geographically, orders were strong for Sensors this quarter in local currencies with the Americas, Europe and Asia all up double digits; the exception was China, which demonstrated some weakness in the quarter. We believe that the market fundamentals remain strong for our sensor products and are excited about the prospects for future growth through the introduction of new products and the strengthening of worldwide markets,” Dr. Graves stated.

MTS News Release

Third Quarter Results

Revenue was $133.9 million a decrease of 8 percent compared to the prior year, and down 2 percent on a constant currency basis. Test revenue declined 7 percent driven by the continued high mix of custom orders in backlog which requires more complex engineering solutions and resulted in slower conversion of backlog into revenue, as well as a decrease in short cycle product orders. Sensors revenue declined 10 percent, primarily driven by the negative effects of currency translation. Excluding currency, Test revenue decreased 3 percent while Sensors revenue was up 3 percent compared to the prior year.

Gross profit of $53.2 million was down 8 percent compared to the prior year while the gross margin rate was flat at 39.7 percent. The decrease was primarily driven by the negative effects of currency and a decline in revenue volume.

Operating expenses decreased $2.5 million and were 28 percent of revenue, which is within our expected range of 27 to 29 percent. The decrease in operating expenses primarily resulted from $2.4 million of favorable currency translation.

Income from operations totaled $15.4 million, down 11 percent compared to the prior year. Earnings were $0.72 per share compared to $0.92 per share in the prior year driven by lower gross profit, but partially offset by the decrease in operating expenses mentioned above. In addition, the third quarter of fiscal 2014 included $0.17 of incremental benefits from research and development tax credits that did not repeat in fiscal 2015.

Orders were $154.0 million, up 3 percent and up 10 percent on a constant currency basis compared to the prior year. Test orders increased 4 percent, and were up 9 percent on a constant currency basis. The increase was driven by two large Test ground vehicle orders (>$5 million) in Asia in the third quarter totaling $21.2 million, compared to two large Test orders totaling $12.7 million in the same period last year. Sensors orders were down 1 percent but up 13 percent on a constant currency basis. Backlog at the end of the quarter was $343 million, up 11 percent compared to the prior year. This order momentum, and the resulting new record backlog, reflects continued market demand for MTS technology solutions in product development laboratories around the world. Consistent with this demand outlook, the opportunity pipeline continues to be strong at $873 million.

Use of Cash

Cash and cash equivalents at the end of the third quarter totaled $53.3 million, compared to $61.3 million at the end of the second quarter of fiscal 2015. During the third quarter, operating activities generated cash of $36.3 million. The Company used $34.7 million to pay down borrowings against the line of credit, $4.5 million to pay dividends to shareholders, $3.5 million to invest in capital expenditures, and $2.4 million to purchase approximately 32,000 shares of its common stock.

Outlook

“While the global economy continues to expand at a slower pace than we had originally anticipated this year, and we see some weakness in capital spending in general, our specific end-markets remain strong. In Test, our high level of backlog and strong order pipeline confirms the macro trends driving investments by our customers in new product development capabilities. In Sensors, we continue to see strong order activity across market segments and in most geographic regions. As such, we are confirming our previously issued guidance range for revenue of $565 million to $580 million and earnings per share of $3.00 to $3.20. However, given the ongoing impact from the higher mix of custom Test orders, which come with lower margins, and the strain on our engineering resources resulting in slower conversion of our backlog, we expect to be at the low end of our guidance range for both revenue and earnings per share. We are continuing to enhance our product capabilities, improve our business processes and drive productivity improvements in Test, as well as new product development in Sensors, to drive the business forward for the remainder of this year and into fiscal 2016,” Dr. Graves concluded.

MTS News Release

Third Quarter Conference Call

A conference call will be held on August 4, 2015, at 10 a.m. ET (9 a.m. CT). Call +1-719-325-2177 (Toll Free: +1-888-359-3624) and reference the conference pass code “6057107”. Telephone replay will be available at 1:00 p.m. ET following the call until 1 p.m. ET, August 11, 2015. Call +1-719-457-0820 (Toll Free: +1-888-203-1112) and reference the conference pass code “6057107”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/investor/index.htm. It will be available on August 5, 2015.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,180 employees as of September 27, 2014 and revenue of $564 million for the fiscal year ended September 27, 2014. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

 MTS SYSTEMS CORPORATION

 Consolidated Statements of Income

 (unaudited - in thousands, except per share data)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Revenue	$133,912	$145,471	$420,451	$421,224
Cost of sales	80,703	87,776	253,869	253,456
Gross profit	53,209	57,695	166,582	167,768
Gross margin	39.7%	39.7%	39.6%	39.8%

Operating expenses:
Selling, general and administrative	31,961	34,028	100,515	105,106
Research and development	5,821	6,269	17,074	18,763
Total operating expenses	37,782	40,297	117,589	123,869

Income from operations	15,427	17,398	48,993	43,899
Operating margin	11.5%	12.0%	11.7%	10.4%

Interest expense, net	(155)	(146)	(595)	(511)
Other expense, net	(126)	(59)	(1,492)	(562)

Income before income taxes	15,146	17,193	46,906	42,826
Provision for income taxes	4,363	3,049	10,631	11,758
Net income	$10,783	$14,144	$36,275	$31,068

Earnings per share:
Basic-
Earnings per share	$0.72	$0.94	$2.42	$2.04
Weighted average number of common shares outstanding - basic	14,905	15,117	15,000	15,238

Diluted-
Earnings per share	$0.72	$0.92	$2.39	$2.01
Weighted average number of common shares outstanding - diluted	15,070	15,294	15,165	15,422

MTS News Release

 MTS SYSTEMS CORPORATION

 Condensed Consolidated Balance Sheets

 (unaudited - in thousands, except per share data)

	June 27,	September 27,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$53,297	$60,397
Accounts receivable, net	93,547	104,399
Unbilled accounts receivable	68,778	75,762
Inventories	91,972	83,557
Other current assets	23,752	26,867
Total current assets	331,346	350,982

Property and equipment, net	79,564	81,575

Goodwill	27,484	26,123
Intangibles, net	19,967	21,178
Other assets	6,225	7,550
Total Assets	$464,586	$487,408

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$36,202	$60,000
Accounts payable	28,182	27,189
Advance payments from customers	59,638	52,335
Other accrued liabilities	61,971	63,457
Total current liabilities	185,993	202,981

Other long-term liabilities	24,644	26,300
Total Liabilities	210,637	229,281

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized:
14,916 and 15,180 shares issued and outstanding as
of June 27, 2015 and September 27, 2014, respectively	3,725	3,795
Additional paid-in capital	1,661	6,112
Retained earnings	251,009	242,396
Accumulated other comprehensive income	(2,446)	5,824
Total shareholders’ investment	253,949	258,127
Total Liabilities and Shareholders’ Investment	$464,586	$487,408

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
	June 27,	June 28,
Test Segment	2015	2014	% Variance

Orders	$127,431	$122,804	4%

Revenue	$109,484	$118,194	-7%
Cost of sales	69,688	75,425	-8%
Gross profit	39,796	42,769	-7%
Gross margin	36.3%	36.2%

Operating expenses	29,657	31,000	-4%

Income from operations	$10,139	$11,769	-14%

Sensors Segment

Orders	$26,519	$26,838	-1%

Revenue	$24,428	$27,277	-10%
Cost of sales	11,015	12,351	-11%
Gross profit	13,413	14,926	-10%
Gross margin	54.9%	54.7%

Operating expenses	8,125	9,297	-13%

Income from operations	$5,288	$5,629	-6%

Total Company

Orders	$153,950	$149,642	3%

Revenue	$133,912	$145,471	-8%
Cost of sales	80,703	87,776	-8%
Gross profit	53,209	57,695	-8%
Gross margin	39.7%	39.7%

Operating expenses	37,782	40,297	-6%

Income from operations	$15,427	$17,398	-11%